Exhibit 99.1

Nightfood to Present Today at 2021 LD Micro Main Event

Category-Pioneering Snack Company to Present Today, October 13, at 11 AM Eastern

TARRYTOWN, NY, October 13, 2021 – Nightfood Holdings, Inc. (OTCQB: NGTF), the better-for-you snack company addressing America’s $50 Billion nighttime snacking problem, will be presenting at the 14th annual LD Micro Main Event today, Wednesday October 13th at 11:00 a.m. Eastern time.

"We are honored to be back in person with some of the finest companies and investors in the small-cap world. After nearly two years, I for one, cannot wait to reconnect both as an executive, event coordinator, and investor," stated Chris Lahiji, Founder of LD Micro.

As part of the event, over 150 pints of Nightfood ice cream have been sent to the Luxe Sunset Bel-Air hotel in Los Angeles for an investor sampling to take place Wednesday afternoon.

“It’s a very exciting time to be introducing new investors to the night snack category and the Nightfood brand,” commented Nightfood founder and CEO Sean Folkson. “We’re poised to begin our previously announced rollout of Nightfood into hotels across the country. In addition, we are noticing industry and public interest in the category Nightfood is pioneering including from global food giants Unilever and Pepsi. With a greater focus on the positive impact nutrition can have on sleep, we’re extremely optimistic about the future of our company, and the future of the category.”

Event: LD Micro Main Event

Date: Wednesday, October 13, 2021

Time: 11:00 a.m. Eastern time

Register to watch the virtual presentation here.

About Nightfood: Pioneering the Night Snack Category

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms these snacks, in addition to being generally unhealthy, can impair sleep due to excess fat and sugar consumed before bed.

Nightfood is pioneering the category of night snacks. Nightfood ice cream, the brand’s first mainstream product, is uniquely formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

Unlike regular ice cream, Nightfood was formulated to contain more tryptophan, vitamin B6, calcium, magnesium, zinc, prebiotic fiber, and casein protein. It also has less sugar, less fat, and a lower glycemic profile. Because of its great taste and unique nutritional profile, Nightfood has been endorsed as the Official Ice Cream of the American Pregnancy Association and is the recommended ice cream for pregnant women.

The brand won the 2019 Product of the Year award in the ice cream category in a Kantar survey of over 40,000 consumers. Nightfood was also named Best New Ice Cream in the 2019 World Dairy Innovation Awards.

Nightfood ice cream is available in divisions of Walmart, Albertson’s, and H-E-B, as well as many regional supermarket chains and independent retailers, and select hotel locations.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the micro-cap space. What started out as a newsletter highlighting unique companies transformed into several virtual and in-person events hosted annually and positioned LD Micro as a leader in small- and micro-cap conferences. With the recent SRAX acquisition, LD gained access to the largest active base of micro-cap investors in the world at over 2 million and counting. For more information on LD Micro, visit ldmicro.com.

Forward Looking Statements:

This current press release contains "forward-looking statements. Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Kevin Farrell

Notably

media@Nightfood.com

215-760-7547

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3